WVT Announces Director Resignation

(Warwick, NY, March 14, 2007) Warwick Valley Telephone Company (Nasdaq: WWVY) (the “Company”) announced today that on March 12, 2008, Philip S. Demarest, who has been a member of our Board since 1964, informed the Company that he has decided not to stand for re-election at this year’s annual meeting, to be held on April 25, 2008, when his term of office as a Class III director expires.

Mr. Demarest joined the Company in 1959 and served in various positions including Vice President, Chief Financial Officer and Secretary and Treasurer until his retirement in 1998. Mr. Demarest currently serves as a member of the Audit and Budget Committees and had previously served as Chairman of the Audit Committee. Mr. Demarest will continue to serve on the Audit and Budget Committees until the end of his term.

Wisner Buckbee, Chairman of the Board, stated: “The Board of Directors extends their sincere gratitude to Mr. Demarest for the fifty years of his devoted service to the Company.”

Contact:	Warwick Valley Telephone Company Duane W. Albro President & CEO (845) 986-2100